Exhibit 99

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
John A. Curran
610-480-8000
terry.montgomery@infrasourceinc.com

Laura Martin
212-889-4350
laura.martin@taylor-rafferty.com
INFRASOURCE TRANSMISSION LINE COMPLETION AND AWARDS
Media, PA — December 15, 2005 — InfraSource Services, Inc. (NYSE:IFS) one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced that its Transmission Services business unit recently completed its construction on Bonneville Power Administration’s (BPA) Schultz-Wautoma 500kV transmission line project in Central Washington. The Company also announced that InfraSource Transmission Services was recently awarded two significant transmission line projects in Texas at a total estimated value of $35 million.
Completion of Schultz-Wautoma Transmission Line Project
During the December 7, 2005 dedication ceremony at the new Wautoma substation, BPA officials commended participants for bringing the project in on-schedule and under budget. Construction of the line began in March 2004 and was energized on December 5, 2005. As reported in WAPA’s Closed Circuit newsletter, InfraSource Transmission Services-Maslonka was awarded the $33.5 million contract to construct the 64-mile line by BPA on January 30, 2004 based on its demonstrated transmission capabilities and competitive pricing.
The Schultz-Wautoma line was developed in order to improve reliability and add additional capacity to the electric grid in Central Washington. Schultz-Wautoma is the third major transmission project completed by BPA in the past five years. “InfraSource applied its experience, highly skilled team, and fleet of specialized equipment to safely and efficiently build this line” said Martin Maslonka, Director of Strategic Projects for InfraSource. “We are extremely pleased to have been a part of the effort to improve transmission system reliability and capacity in the region. A healthy transmission grid supports the delivery of reliable and affordable electric energy for consumers and is vital to a healthy economy.”
The adequacy of the electric transmission grid has become a national concern after several decades of under-investment. InfraSource has been instrumental in satisfying the growing

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national demand from utilities, power agencies, transmission companies, and developers to build transmission lines. In the past two years, InfraSource has participated in dozens of transmission projects and built over 400 line miles of transmission with some of the most challenging topographic and environmental conditions. InfraSource has experienced active demand for transmission services in all regions of the country and has built transmission lines in at least 10 states including: Arizona, California, Connecticut, Illinois, Michigan, Nevada, New Jersey, Texas, Washington and Wisconsin.
New Project Awards in Texas
Continuing the important role of expanding the national transmission grid, InfraSource Transmission Services was recently awarded two significant transmission line projects in Texas: A 68-mile 345kV transmission line construction project in Southeast Texas that is part of an overall effort to decrease the cost of power for customers in the region, and a 19-mile 345 kV transmission line construction project in South Central Texas to improve reliability in an area that has experienced rapid growth. These contracts are valued at a total of approximately $35 million.
“Indications are that demand for transmission engineering, construction and procurement services will continue.” Maslonka commented. “According to a recent EEI survey, between 2004 and 2008, investor-owned utilities are planning to invest $28 billion in transmission infrastructure, a 60% increase over the earlier five-year period. InfraSource stands ready to play a major role in the expansion of the nation’s transmission grid”.
About InfraSource
InfraSource Services, Inc. (NYSE:IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers. Further information can be found at www.infrasourceinc.com.
Safe Harbor Statement
Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. Actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) loss of key customers; (3) the impact of variations between actual and estimated costs under our contracts; (4) our ability to

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successfully bid for and perform large-scale project work; (5) work hindrance due to inclement weather events; (6) the award of new contracts and the timing of the performance of those contracts; (7) project delays or cancellations; (8) the failure to meet schedule or performance requirements of our contracts; (9) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; and (10) other factors detailed from time to time in our reports and filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.
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